Exhibit 10.1

AMENDED AND RESTATED

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Effective May 22, 2025

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of or consultant to AN2 Therapeutics, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Amended and Restated Non-Employee Director Compensation Policy for Board service effective as of the date first set forth above (the “Effective Date”). This policy amends and restates the Non-Employee Director Compensation Policy previously adopted by the Board, is effective as of the Effective Date and may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board (the “Compensation Committee”).

Annual Cash Compensation

The annual cash compensation amount set forth below is payable to Eligible Directors in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.
Annual Board Service Retainer:

a. All Eligible Directors: $40,000 (effective January 1, 2025)

b. Non-Employee Chair of the Board: $30,000 (in addition to (a) above)

c. Lead Independent Director: $25,000 (in addition to (a) above)

2.
Annual Committee Chair Service Retainer:

a. Chair of the Audit Committee: $15,000

b. Chair of the Compensation Committee: $15,000

c. Chair of the Nominating and Corporate Governance Committee: $8,000

3.
Annual Committee Member Service Retainer (not applicable to Committee Chairs):

a. Member of the Audit Committee: $7,500

b. Member of the Compensation Committee: $7,500

c. Member of the Nominating and Corporate Governance Committee: $4,000

Equity Compensation

Except as otherwise determined by the Board, the equity compensation set forth below will be granted under the Company’s 2022 Equity Incentive Plan (the “Plan”).

1.
Initial Grant: For each Eligible Director who is first elected or appointed to the Board following the Effective Date, on the date of such Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or the Compensation Committee, granted a number of stock options (“Options”) with a grant-date value of $209,903 (the “Initial Grant”). The Initial Grant Options will vest in substantially equal monthly installments through the first three years following the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through such vesting date.
2.
Annual Grants: On each date following the Effective Date that the Board or Compensation Committee approves its annual Company-wide refresh equity grants to employees, each Eligible Director who has completed at least three months of Continuous Service as an Eligible Director as of the grant date will be automatically, and without further action by the Board or the Compensation Committee, granted Options with a grant-date value of $104,546 (the “Annual Grant”); provided, however, that with respect to an Eligible Director who received an Initial Grant at least three, but less than six, months prior to the grant date, such Eligible Director will be granted Options with a grant-date value of $52,273. The Annual Grant of Options will vest in full on the one-year anniversary of the date of grant subject to the Eligible Director’s Continuous Service through such vesting date.
3.
Accelerated Vesting: Notwithstanding the foregoing, each Initial Grant and each Annual Grant will vest in full upon a Change in Control (as defined in the Plan) prior to termination of such Eligible Director’s Continuous Service.

Election to Receive Restricted Stock Units (“RSUs”) In Lieu of Annual Retainers

General:

The Board or the Compensation Committee may, in its discretion, provide Non-Employee Directors with the opportunity to elect to convert all or a portion of their annual Board service, Committee Chair service and Committee member service retainers into awards of RSUs (“Retainer RSU Awards”) granted under the Plan or any other applicable Company equity incentive plan then-maintained by the Company, with each such Retainer RSU Award covering a number of shares of Common Stock calculated by dividing (i) the amount of the annual retainer that would have otherwise been paid to such Non-Employee Director on the applicable grant date by (ii) the average per share closing trading price of the Common Stock over the most recent 30 trading days as of the grant date (such election, a “Retainer RSU Election”), then multiplying the resulting number of shares by 1.1x.

Each Retainer RSU Award automatically will be granted on the tenth day of the month immediately following the end of the quarter for which the corresponding portion of the annual retainer was earned. Each Retainer RSU Award will be fully vested on the grant date.

Election Method:

Each Retainer RSU Election must be submitted to the Company in the form and manner specified by the Company. An individual who fails to make a timely Retainer RSU Election shall not receive a Retainer RSU Award and instead shall receive the applicable annual retainer in cash. Retainer RSU Elections must comply with the following timing requirements:

Initial Election. Each individual who first becomes a Non-Employee Director may make a Retainer RSU Election with respect to annual retainer payments scheduled to be paid in the same calendar year as such individual first becomes a Non-Employee Director (the “Initial Retainer RSU Election”). The Initial Retainer RSU Election must be submitted to the Company on or before the date that the individual first becomes a Non-Employee Director (the “Initial Election Deadline”), and the Initial Retainer RSU Election shall become final and irrevocable as of the Initial Election Deadline.

Annual Election. No later than December 31 of each calendar year, or such earlier deadline as may be established by the Company (the “Annual Election Deadline”), each individual who is a Non-Employee Director as of immediately before the Annual Election Deadline may make a Retainer RSU Election with respect to the annual retainer relating to services to be performed in the following calendar year (the “Annual Retainer RSU Election”). The Annual Retainer RSU Election must be submitted to the Company on or before the applicable Annual Election Deadline and shall become effective and irrevocable as of the Annual Election Deadline.

Election to Defer Issuances

General:

Each Non-Employee Director shall have the opportunity to defer the issuance of the shares underlying the Retainer RSU Awards that would otherwise be issued to the Non-Employee Director in connection with the vesting or grant of the RSUs until the earliest of a fixed date properly elected by the Non-Employee Director, the Non-Employee Director’s Termination of Service or a Change in Control. Any such deferral election (“Deferral Election”) shall be subject to such rules, conditions and procedures as shall be determined by the Company, which rules, conditions and procedures shall at all times comply with the requirements of Section 409A of the Code. If an individual elects to defer the delivery of the shares underlying RSUs granted under this Program, settlement of the deferred RSUs shall be made in accordance with the terms of the Deferral Election.

Election Method:

Each Deferral Election must be submitted to the Company in the form and manner specified by the Company. Deferral Elections must comply with the following timing requirements:

Initial Deferral Election. Each individual who first becomes a Non-Employee Director may make a Deferral Election with respect to the Non-Employee Director’s RSUs to be granted in the same calendar year as such individual first becomes a Non-Employee Director (the “Initial Deferral Election”). The Initial Deferral Election must be submitted to the Company on or before the Initial Election Deadline, and the Initial Deferral Election shall become final and irrevocable as of the Initial Election Deadline.

Annual Deferral Election. No later than the Annual Election Deadline, each individual who is a Non-Employee Director as of immediately before the Annual Election Deadline may make a Deferral Election with respect to the Retainer RSU Awards to be granted in the following calendar year (the “Annual Deferral Election”). The Annual Deferral Election must be submitted to the Company on or before the applicable Annual Election Deadline and shall become effective and irrevocable for the subsequent calendar year as of the Annual Election Deadline.

Expenses

The Company will reimburse Eligible Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Eligible Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.